Exhibit 99.1
FOR IMMEDIATE RELEASE July 30, 2015

CoreLogic Expands Share Repurchase Authorization
to $350 Million of Common Stock

IRVINE, Calif., July 30, 2015-CoreLogic (NYSE: CLGX), a leading global property information, analytics and data-enabled services provider, today announced that its Board of Directors has authorized the Company to repurchase up to $350 million of outstanding shares of its common stock. The authorization, which commences on July 31, 2015, has no expiration date and replaces the unused portion of the Company's previous share repurchase authorization.

“CoreLogic has delivered consistently strong levels of financial performance during 2015 and in previous years by focusing on profitable revenue growth, expanding margins and strengthening our capital structure. The durability of our business model allows us to continue to invest in our products and services, technology leadership and operational improvements and, at the same time, return significant amounts of capital to our shareholders and manage our debt balances,” said Frank Martell, chief operating and financial officer of CoreLogic. “Since 2011, the Company has repurchased more than 32 million shares of our common stock.”

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's plans to continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Media Contacts:
Alyson Austin     Dan Smith
Corporate Communications     Investor Relations
949-214-1414     703-610-5410
newsmedia@corelogic.com     danlsmith@corelogic.com